Exhibit 21

Subsidiaries of Graco Inc.

The following are subsidiaries of the Company:

                                       Jurisdiction     Percentage of Voting
                                       of               Securities Owned by
   Subsidiary                          Organization     the Company
   ----------                          ------------     --------------------

   Equipos Graco Argentina S.A.        Argentina             100%*
   Graco Barbados FSC Limited          Barbados              100%
   Graco Canada Incorporated           Canada                100%
   Graco Chile Limitada                Chile                 100%*
   Graco do Brasil Limitada            Brazil                100%*
   Graco Europe N.V.                   Belgium               100%*
   Graco GmbH                          Germany               100%
   Graco Hong Kong Limited             Hong Kong             100%*
   Graco K.K.                          Japan                 100%
   Graco Korea Inc.                    Korea                 100%
   Graco Limited                       England               100%*
   Graco N.V.                          Belgium               100%*
   Graco S.A.                          France                100%*
   Graco S.r.l.                        Italy                 100%*

* Includes shares held by selected directors and/or executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.